Exhibit 99

Patterson Companies Announces Extension

Of Exclusive Distribution Agreement With Sirona Dental Systems

For CEREC® Dental Restorative Systems

St. Paul, MN—July 8, 2005—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that its dental unit, Patterson Dental, has extended its exclusive North American distribution agreement with Sirona Dental Systems GmbH for Sirona’s CEREC 3D dental restorative system.

The exclusivity agreement extends the current relationship between Patterson Dental and Sirona by 10 years. Patterson Dental, which also will continue to provide customer support and training for CEREC equipment, has been the exclusive North American distributor for these advanced technology dental systems since 1998.

Patterson Dental’s sales of the CEREC 3D system increased 39% in fiscal 2005, reflecting clinical acceptance of this new technology equipment that strengthens dental office productivity while improving clinical outcomes. Patterson paid a $100 million exclusivity fee for the extended agreement with Sirona.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Patterson Dental

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Webster Veterinary

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Patterson Medical (formerly AbilityOne Corporation)

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets.

About Sirona Dental Systems GmbH

Sirona Dental Systems GmbH is the world’s leading manufacturer of high technology dental equipment. Sirona (formerly Siemens Dental Systems) has served equipment dealers and dentists worldwide for more than 120 years. Sirona manufacturers a complete line of dental products, including CAD/CAM restoration equipment, digital and film-based intraoral, panoramic and cephalometric X-ray imaging systems and dental treatment centers. Sirona designs, develops and manufactures all products in Germany, and is committed to creating and supporting the most advanced dental technologies in the marketplace. Sirona’s worldwide headquarters is located in Bensheim, Germany, with North American headquarters in Charlotte, North Carolina.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210